Exhibit 99.1

For Immediate Release

Mercer Peace River Pulp Ltd. and Svante Co₂ Capture Demonstration Unit

NEW YORK, NY, December 18, 2025 - Mercer International Inc. (“Mercer” or the “Company”) (Nasdaq: MERC), a global forest products company with operations in Germany, the U.S., and Canada, announces that its subsidiary, Mercer Peace River Pulp Ltd. (MPR), and Svante Technologies Inc. (Svante) have commenced operation of a previously announced carbon dioxide (CO₂) capture demonstration unit at the Mercer Peace River pulp mill in northern Alberta. The pilot project is designed to evaluate Svante’s solid sorbent carbon capture technology on biogenic CO₂ emissions from the mill’s recovery boiler flue gas.

This stage builds on the previously announced Front-End Engineering and Design Phase 2 (FEL-2 / pre-FEED). That phase evaluated design, site integration, cost and risk assessment, and options for potential future commercial-scale deployment at the mill. The anticipated 6-month demonstration is intended to generate the technical and operational data needed to support the next engineering phase and longer-term planning.

“Commissioning this demonstration unit is an important and cost-efficient step for our Peace River team. It allows us to evaluate carbon capture performance in our operating environment and gather practical data on what would be required for any future scale-up,” said Bill Adams, Chief Sustainability Officer and Senior Vice President, Canadian Pulp Operations. Bill continued, “The results from this on-site demonstration will help us evaluate the decarbonization potential of this technology for biogenic emissions and inform longer-term planning across our pulp operations.”

“We are pleased to see this project advance into on-site demonstration operations,” said Scott Gardner, President of Svante Development Company, Svante’s project development business unit. “Testing our technology in an operating pulp mill environment is an important step in gathering the information needed to assess future opportunities for commercial-scale carbon capture in the wider pulp and paper industry.”

Any further advancement of the project beyond the demonstration phase will be dependent on a number of factors, including, among other things, the results of the demonstration and further other economic, technical and commercial considerations.

About Mercer International Inc.

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Mercer International Inc. is a global forest products company with operations in Germany, the USA, and Canada. Its consolidated annual production capacity is 2.1 million tonnes of pulp (air-dried tonnes, ADTMs), 960 million board feet of lumber, 210 thousand cubic meters of CLT, 45 thousand cubic meters of glulam, 17 million pallets, and 230,000 metric tonnes of biofuels. For further information on the company, please visit its website at mercerint.com.

Forward-Looking Statements

The preceding includes forward-looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “are optimistic that”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

William D. McCartney

Chairman of the Board

+1 (604) 684-1099

Juan Carlos Bueno

Chief Executive Officer

+1 (604) 684-1099

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